# PROFESSIONAL SERVICE AGREEMENT

REGARDING

## CONSULTING SERVICES

FOR

## SQUAREX, LLC / IGF ONCOLOGY, LLC

**Prepared for:**
Hugh McTavish

**Prepared by:**

Joseph Cunningham

March 19, 2021

# PROFESSIONAL ADVISORY AGREEMENT

This Professional Service Agreement (the "Agreement") is entered into and effective – March 17, 2018 and between: Worldview Capital Inc, a Wyoming corporation with offices at 18 Pheasant Lane, North Oaks, MN 55127 and it's principal Joseph Cunningham an individual resident of the state of Minnesota, USA (hereinunder "Consultant").

and

Squarex, LLC and / IGF Oncology, LLC (respectfully "Squarex" or "IGF" or the "Company" or "Companies"), a Delaware Limited Liability Company having their office at 7460 Pinehurst Rd., St Paul, MN 55115 Consultant and the Companies are collectively referred to as the "Parties" and separately as a "Party".

This Agreement is made with reference to the following recitals of fact:

1. Consultant is a Corporation operating under the direction of Joseph Cunningham whose services and expertise are what the Companies seeks. Consultant has certain expertise in financial management, fund raising, investor relations corporate development, and business development. Consultant has been a principal or served as a director of several private and public companies. In his capacity as principal or as director he has arranged financing for companies similar to the Companies, and;

2. The Companies seek Consultant's assistance regarding general corporate finance, corporate development, and strategic relationships, and;

3. The Companies and Consultant wish to enter into the following Professional Advisory Agreement.

In consideration of the terms, conditions and covenants contained herein, intending to be bound in contract, the Parties hereby agree as follows:

1. **Appointment.** The Companies hereby appoints Consultant as a Fractional Chief Financial Officer ("CFO") to act on its behalf with regard to the matters listed in Scope of Appointment below, under the terms and conditions outlined below in this Agreement. For the purposes of this Agreement "fractional CFO shall be a part time position.

2. **Consultant Accepts.** Consultant hereby accepts the appointment described herein and agrees to be bound by the terms and conditions contain in this Agreement. Consultant will render independent non-exclusive advisory services to the Companies and will abide by all applicable laws, the Companies Articles of Incorporation and By-laws. This engagement will not be Consultant's full-time or primary business activity.

   Consultant agrees to inform, consult with and advise the Companies concerning those matters listed in Scope of Appointment as to which Company shall specifically request Consultant's assistance. Consultant shall be fully authorized to discuss with other

professional advisors engaged by the Companies and with prospective or actual commercial and financial institutions or investors, any and all matters related to Company. Consultant will not have any authority or Power of Attorney, unless otherwise agreed, to obligate the Companies in any contractual matters.

3. **Scope of Appointment**. Consultant agrees to perform such of the following advisory services as The Companies may reasonably request:

   a. Assist in financial structuring the Companies prior to any fund raising activity;

   b. Assist in identifying funding sources and make introductions as appropriate.

   c. Advise and assist with respect to:

      i. Investor relations and corporate communications
      ii. Capital raising / capital markets / project funding
      iii. Mergers & Acquisitions
      iv. Joint ventures and partnerships
      v. Primary and secondary equity listing
      vi. Capital structure analysis
      vii. Investor Due diligence
      viii. SEC reporting (if any)
      ix. Construct deal documentation
      x. Corporate governance
      xi. Financial risk management
      xii. Financial planning and analysis
      xiii. Business valuations
      xiv. Fairness opinions
      xv. Planning and budgeting
      xvi. Board presentations and issue advocacy

4. **Advisor Fees other Consideration**. In return for Consultant's services, the Companies shall pay the following fees to Consultant:

   a. US$4,000, per month, payable on the 1st day of the month for which the work is to be undertaken, prorated for March 2021 from March 22 and prorated for the last month if it is not a complete calendar month.
   b. The Lehman Formula as it would apply to any Merger or Acquisition ("M&A") or joint economic undertaking introduced by Consultant.

      i. 5% of the first $1 million involved in the transaction, 4% of the second $1 million, 3% of the third $1 million, 2% of the fourth $1 million and 1% of everything thereafter (above $4 million).

c. 4% cash compensation of the Gross proceed of any investment made by an introduced party. 1.5% cash compensation for managing a transaction form any other financing party except investment in a Reg CF, and 1.0% cash compensation for investment in a Reg CF.

d. 4% equity, post investment in the newly financed Companies from and introduced party. 1.5% equity compensation for managing a transaction form any other financing party except investment in a Reg CF, and 1.0% equity compensation for investment in a Reg CF.

Tail: Compensation under b, c, or d from an introduced party will be awarded in full on any transaction closed within 12 months after termination of this agreement. No compensation will be due for transactions with an introduced party closing more than 7 months after termination of this agreement. No compensation will be due on transactions from a non-introduced party closing after termination of this agreement.

The Consultant fee does not include legal expenses, or the fees of additional outside contractors as may, from time to time, be required for specific tasks. Fees are to be paid in advance, on the 1st day of each month for the term of this agreement. Work shall commence on the first Monday following the effective date of this Agreement and fees shall accrue accordingly.

All fees shall be paid directly to Consultant or as directed by Consultant via wire transfer in U.S. funds or as otherwise agreed. All fees shall be paid in full and net of any withholding tax or other like fee or charge.

5. **Expenses.** The Companies shall reimburse Consultant for all expenses incurred in performance of Consultants obligations under this Agreement. Such reimbursement shall be remitted within 5 business days of the recite of Consultants Expense Report. Any expense over $200 will be preapproved, by e-mail by the Companies Officer or Director. On a case-by-case basis, Consultant will request the upfront purchase of airfare, hotel and car rental for the purpose of travel on the Companies related business.

6. **Term of Agreement and Termination.** The term of this Agreement is for a period of 1-year from the date of this Agreement or as otherwise determined by the scope and duration of the undertakings as outlined in this Agreement. Notwithstanding the foregoing, either party may terminate this Agreement upon thirty days written notice to the other party at the above stated addresses.

7. **Work Product.** It is agreed that all information and materials produced for The Companies shall be the property of the Companies, free and clear of all claims thereto by Consultant and shall retain no claim of ownership or authorship therein or as otherwise agreed.

8. **Acting as Consultant Only.** It is understood that Consultant is acting as an advisor and consultant only, is not a licensed securities broker or dealer, and shall have no authority to enter into any commitments on The Companies behalf, or to negotiate or re-negotiate the

terms of any offering, or to hold any funds or securities in connection with any offering or to perform any act which would require Consultant to become licensed as a securities broker or dealer, nor shall Consultant provide any legal or accounting services. Moreover, should Consultant recommend or refer any third parties to the the Companies (such as investment bankers, broker/dealers, consultants, attorneys or accountants), those recommendations and referrals are made without any representation or warranty, and The Companies will be solely responsible for a thorough review of their qualifications in advance.

9. **Confidentiality**. For a period of 2-years, beginning on the date of this Agreement, the Parties shall be obligated to maintain in confidence, and will not use, publish or disclose, pursuant to this Agreement, each other's information.

    a. The Parties shall use the utmost of care to avoid disclosure of the information using standards at least as stringent as those as it employs with respect to its own confidential and proprietary information. Each Party shall notify its employees, directors, officers, agents, affiliates and representatives (including without limit financial advisors, attorneys and accountants) to whom the information is disclosed of the obligations under this Agreement, and provide such information only to those persons with a need to know the same and who have signed a non-disclosure agreement. Each Party shall use the other party's information only for the purpose of pursuing a business relationship between the parties or for advancing the commercial interest of the other Party. In the event the Parties elect not to pursue a business relationship or to terminate this Agreement, neither party shall make any use of the other Party's information.

    b. The Parties shall have no confidential obligation, and no use restriction, with respect to information or contacts except as follow:

        i. Is known to both Parties at the time of disclosure as is evidenced by written records; or
        ii. becomes known to either party from a source other than the other Party or the Party who possesses the information legally and without restriction on disclosure; or
        iii. is in the public domain or becomes in the public domain through no wrongful act of either party; or
        iv. is disclosed with the prior written approval of the other Party; or
        v. is disclosed pursuant to any judicial or governmental request, requirement, or order, provided that reasonable steps are taken by either Party to give the other Party sufficient prior notice in order to contest such request, requirement or order; or
        vi. Is independently developed by The Companies without knowledge of Consultant and which is supported by written documentation evidencing same.

    c. The Title to all tangible forms of information and any copies thereof shall be and remain with the disclosing party. Neither Party shall copy or reproduce in whole or in part, any information without written authorization of the disclosing Party,

except as is necessary to fulfill the purpose of this Agreement. Upon written request or termination of this Agreement, all such tangible forms of information, shall be promptly returned to the disclosing Party or destroyed at the disclosing party's option. Neither Party will remove any proprietary, copyright, technology protection, trade secret, or other legend from any form of the information. If samples or demonstration materials are exchanged between the Parties, the samples and/or demonstration materials may not be analyzed or decoded to determine their composition or method of manufacture without permission of disclosing Party. Any Test results are confidential and must be reported back to the Party providing samples.

10. **<u>Non-Circumvention.</u>** The Parties agree to include and or otherwise notify the other Party of all material communications between any Introduced Party or investor(s) during term of this agreement and for a period of 12 months thereafter. Neither Party shall, directly or indirectly, by or through any officers, employees or representatives of Company or any of its affiliates or related companies, circumvent, bypass or seek to avoid the other party with intent to reduce or circumvent any compensation, nor with respect to any transaction between any Introduced Party or Investor(s) or any of its affiliates or related companies introduced by either Party.

11. **<u>Trading in The Companies' Securities.</u>** Consultant agrees not trade in The Companies' common stock that becomes listed on a public stock exchange during any Notice Period for any transaction. For the purposes of this Agreement, a Notice Period is the time from which the Companies notify a third party of their intentions to draw upon a financing facility. Consultant agrees not to use any non-public information for financial gained in any way whatsoever.

12. **<u>Indemnification of Consultant</u>.** The Companies agree to indemnify and hold harmless Consultant, his employees, agents, affiliates and representatives, (each such person, including Consultant, is referred to as a "Consultant Indemnified Party") against any losses, claims, damages or liabilities joint or several (including all legal or other expenses reasonably incurred by a Consultant Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Consultant Indemnified party may become subject under any applicable Federal or state law or otherwise, that is caused by or arising out (a) an untrue statement or an alleged untrue statement of material fact made by The Companies or in the material provided by The Companies, or (b) The Companies' failure to state a material fact or its omission from information provided by The Companies, or (c) The Companies' omission of a material fact that is necessary in order to make any statement or information provided not misleading in light of the circumstances under which it was presented, or (d) a breach by The Companies of any of their representations, warranties, covenants or agreements contained herein. Provided, however, the Companies shall not be liable for any settlement of any such claim or action effected without its written consent, which shall not be unreasonably withheld or delayed. This indemnification provision shall be in addition to any other liability that the Companies may otherwise have to any Consultant Indemnified Party. The provisions and obligations of this Section shall survive the termination or expiration of this Agreement.

**<u>Indemnification of The Companies.</u>** Consultant agrees to indemnify and hold harmless The Companies, their officers, directors, employees, agents, affiliates, and representatives, (each such person, including The Companies is referred to as a "The Companies Indemnified Party") against any losses, claims, damages or liabilities, joint or several (including all legal or other expenses reasonably incurred by a The Companies Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such The Companies Indemnified Party, in connection with services rendered or arising out of its engagement under this Agreement, may become subject under any applicable Federal or state law or otherwise, that is due to (a) gross or willful misconduct by Consultant or (b) breach by Consultant of any of his representations, warranties, covenants or agreements contained herein. Provided, however, Consultant shall not be liable for any settlement of any such claim or action effected without its written consent, which shall not be unreasonable withheld or delayed. This indemnification provision shall be in addition to any other liability that Consultant may otherwise have to any the Companies Indemnified Party. The provisions and obligations of this Section shall survive the termination or expiration of this Agreement.

13. **<u>Dispute Resolution</u>.** The Parties shall attempt to solve by negotiations any difference, controversy or claim which may arise in connection with this Agreement, its interpretation or performance.

14. **<u>Presumption</u>.** There shall be no presumption against either Party on the grounds that such party was responsible for drafting this Agreement in whole or in part. The Companies acknowledges that the compensation called for herein is reasonable and that this Agreement has been reviewed by each of the following: management, legal counsel or the equivalent of the Companies.

15. **<u>Successors and Assigns</u>.** This Agreement shall be binding upon and inure to the benefit of the Parties and to their respective heirs, representatives, successors-in-interest, beneficiaries and assigns.

16. **<u>Binding Effect</u>.** The Parties represent and warrant that they possess all authority necessary to enter into this Agreement, and that this Agreement, when duly executed, will constitute a valid, legal and binding agreement, enforceable against themselves in accordance with the terms hereof.

17. **<u>Entire Agreement</u>.** This Agreement constitutes the entire agreement and understanding between the Parties and supersedes and replaces all negotiations, and all proposed agreement, whether oral or written, between the Parties, with respect to the subject matter hereof. The Parties acknowledge that neither Party nor any of his or its representatives have made any promise, representation or warranty whatsoever, written or oral, and that the only representations, promises, and covenants made or given are set forth in this Agreement, with respect to the subject matter hereof. Except as expressly set forth in this Agreement, all agreements, covenants, representations and warranties, express and implied, oral and written, of the Parties with regard to the subject matter hereof, are contained herein.

18. **Waiver, Amendment and Modification.** No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Agreement may only be amended or modified by an instrument in writing executed by each of the parties hereto.

19. **Construction.** This Agreement shall not be construed against the Party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if both Parties had jointly prepared this Agreement and it shall be deemed their joint work products, and each and every provision of this Agreement shall be construed as though both Parties participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one Party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

20. **Governing Law.** This Agreement shall be governed in all respects, including validity, interpretation, effect and enforcement, by the laws of the State of Minnesota, USA.

21. **Counterparts.** This Agreement may be executed via Facsimile and in counterparts, each of which, when so executed and delivered, shall be an original; however, such counterparts together shall constitute but one and the same Agreement.

## SIGNATURES

Accepted and agreed on this day, March19, 2021:

**By The Companies:**

Hugh McTavish

**By Consultant**

Joseph Cunningham